EXHIBIT 99.3

Sabre Holdings Corporation

Unaudited Pro Forma Condensed Combined Financial Information

On July 20, 2005, Sabre Holdings Corporation through its wholly owned indirect subsidiary, Travelocity Europe Limited, completed its acquisition of lastminute.com plc (“lastminute.com”), pursuant to the terms of the Scheme of Arrangement.  The aggregate cost of the acquisition was approximately $1.2 billion ($1,086 million net of cash acquired).  This includes cash paid to lastminute.com plc stockholders of $1,035 million, debt of $138 million, cash paid to settle employee stock options of $18 million and direct acquisition costs of $12 million.

We used approximately $396 million of available cash and marketable securities ($286 million, net of cash acquired) to fund the acquisition and incurred $800 million in additional indebtedness under an unsecured, multi-draw bridge loan agreement (“Bridge Facility”) that matures on August 12, 2006, in order to provide temporary financing.  The interest rate on the borrowings under the Bridge Facility is variable, based on our discretion at either the London Interbank Offered Rate (“LIBOR”) plus a borrowing spread or the prime rate, and is sensitive to our credit rating.  The Bridge Facility requires us to pay, quarterly and upon termination of the Bridge Facility, a commitment fee based on the preceding quarter’s unused portion of the Bridge Facility multiplied by a commitment fee percentage specified in the Bridge Facility.  We are also required to pay other fees based on the Bridge Facility amount.  These fees are not material.  We may prepay all or any part of the Bridge Facility without prepayment penalty, other than any breakage costs associated with the early repayment of loans bearing interest based upon LIBOR.  We would be required to repay borrowings under the Bridge Facility with net cash proceeds we receive from (i) the issuance of capital stock and indebtedness for money borrowed with a maturity in excess of one year (excluding, among other things, borrowings under our existing revolving credit agreement) and (ii) asset sales with proceeds of more than $200 million.  The Bridge Facility contains other covenants, representations, terms and conditions that are typical for a bridge credit facility of this type which, among other things, restricts our ability to incur additional debt and limits our ability to pay in excess of $150 million during the term of the Bridge Facility as dividends or to repurchase our stock.  We plan to refinance a portion of the borrowings under the Bridge Facility with borrowings under our revolving credit facility.  We plan to refinance the remaining borrowings under the Bridge Facility with long-term financing prior to when the Bridge Facility matures.  As the amounts and terms of these refinancings are not yet known, they have not been considered in the presented pro forma financial information.

The unaudited pro forma condensed combined balance sheet assumes the acquisition had taken place on June 30, 2005.  The unaudited pro forma condensed combined statements of operations assume the acquisition had taken place on January 1, 2004.  Prior to the acquisition lastminute.com utilized a September 30 fiscal year end.  Adjustments have been made to the lastminute.com statements of operations to report them on a calendar year end basis to be consistent with our financial statement presentation.  As such, the first quarter ended December 31, 2003, of lastminute.com’s 2004 operations has been replaced with the first quarter ended December 31, 2004 to arrive at a twelve months ended December 31, 2004 statement of operations.  Likewise, the first quarter ended December 31, 2004 of lastminute.com’s 2005 operations has been removed to arrive at a six months ended June 30, 2005 statement of operations.  The historical year-to-date 2005 statements of lastminute.com include several one-time adjustments totaling $47 million which have a material effect on the results presented.  These adjustments are appropriate in the period presented but are not anticipated to repeat in future periods, including transaction costs incurred and expensed related to the acquisition, a material amount possibly due to a vendor that is now under dispute and other items.  The lastminute.com balance sheet and statements of operations have been converted using the equivalent exchange rates corresponding to the periods ended December 31, 2004 and June 30, 2005.  Further, as part of this conversion the lastminute.com statements of operations has been reclassified from a U.K. GAAP format to a U.S. GAAP format, including the reclassification of the items that were treated as exceptional items under U.K. GAAP, to the appropriate revenue and expense items under U.S. GAAP.

For purposes of this presentation, unaudited pro forma adjustments, including a reconciliation between generally accepted accounting principles (“GAAP”) in the United Kingdom, where lastminute.com is headquartered, and the United States, have been made to the historical financial statements to provide information as to how the acquisition of lastminute.com might have affected our results.  The pro forma information does not purport to be indicative of the results that would have occurred had the merger actually been in effect for these periods, or of results which may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and the financial statements and notes thereto of lastminute.com, filed herewith.

Sabre Holdings Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2005

(in thousands)

	Sabre Holdings Corporation June 30, 2005	lastminute.com plc June 30, 2005	UK to US GAAP Adjustments (Note 2)	Purchase Accounting and Conforming Adjustments (Note 2)	Pro Forma Combined
Assets
Current assets
Cash and short-term investments	$804,040	$109,973	$(41,603)	$(396,423)	$475,987
Restricted cash	—	—	41,603	—	41,603
Accounts receivable, net	431,341	232,274	—	—	663,615
Prepaid expenses	78,355	40,413	—	—	118,768
Deferred income taxes	31,105	6,696	—	—	37,801
Total current assets	1,344,841	389,356	—	(396,423)	1,337,774

Property and equipment, net	396,106	55,665	—	—	451,771
Deferred income tax	7,665	—	—	—	7,665
Investments in joint ventures	158,125	1,327	1,198	—	160,650
Goodwill and intangible assets, net	1,015,231	235,658	271,996	816,190	2,339,075
Other, net	198,464	2,926	1,626	(1,626)	201,390
Total assets	$3,120,432	$684,932	$274,820	$418,141	$4,498,325
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$146,681	$88,205	$—	$—	$234,886
Travel supplier liabilities and related deferred revenue	148,594	359,064	—	—	507,658
Other accrued liabilities	400,266	85,865	910	41,919	528,960
Total current liabilities	695,541	533,134	910	41,919	1,271,504
Pensions and other postretirement benefits	154,692	—	—	—	154,692
Other liabilities	22,164	3,022	(1,092)	—	24,094
Minority interests	11,456	—	—	—	11,456
Long-term capital lease obligation	162,322	—	—	—	162,322
Public and other notes payable	438,278	122,572	1,362	676,066	1,238,278
Stockholders’ equity
Common stock	1,459	6,257	—	(6,257)	1,459
Additional paid-in capital	1,275,213	639,043	—	(639,043)	1,275,213
Retained earnings (accumulated deficit)	722,398	(619,415)	266,485	352,930	722,398
Accumulated other comprehensive income (loss)	(26,594)	319	7,155	(7,474)	(26,594)
Less treasury stock at cost	(336,497)	—	—	—	(336,497)
Total stockholders’ equity	1,635,979	26,204	273,640	(299,844)	1,635,979
Total liabilities and stockholders’ equity	$3,120,432	$684,932	$274,820	$418,141	$4,498,325

See accompanying notes.

Sabre Holdings Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2004

(in thousands, except per share amounts)

		Lastminute.com plc
	Sabre Holdings Corporation Year ended December 31, 2004	Year ended September 30, 2004	Deduct Three months ended December 31, 2003	Add Three months ended December 31, 2004	Twelve Months Year ended December 31, 2004	UK to US GAAP Adjustments (Note 3)	Purchase Accounting and Conforming Adjustments (Note 3)	Pro Forma Combined
Revenues
Total revenues	$2,130,971	$789,703	$82,824	$233,598	$940,477	$—	$(607,773)	$2,463,675

Operating expenses
Cost of revenues	1,240,180	523,691	48,212	165,629	641,108	—	(483,548)	1,397,740
Selling, general and administrative	585,182	279,797	42,085	80,105	317,817	(3,384)	(117,529)	782,086
Amortization of intangible assets	46,879	119,141	21,953	31,165	128,353	(88,393)	9,080	95,919
Total operating expenses	1,872,241	922,629	112,250	276,899	1,087,278	(91,777)	(591,997)	2,275,745
Operating income (loss)	258,730	(132,926)	(29,426)	(43,301)	(146,801)	91,777	(15,776)	187,930

Other income (expense)
Interest expense	(11,708)	(5,845)	(2,295)	(5,635)	(9,185)	(101)	(4,059)	(25,053)
Other - net	10,039	883	829	—	54	—	—	10,093
Total other expense	(1,669)	(4,962)	(1,466)	(5,635)	(9,131)	(101)	(4,059)	(14,960)
Income (loss) before provision for income taxes	257,061	(137,888)	(30,892)	(48,936)	(155,932)	91,676	(19,835)	172,970
Provision for income taxes	66,642	(489)	—	(142)	(631)	—	(30,441)	35,570
Net earnings (loss)	$190,419	$(137,399)	$(30,892)	$(48,794)	$(155,301)	$91,676	$10,606	$137,400

Earnings per common share (Note 4)
Basic	$1.40							$1.01
Diluted	$1.38							$1.00
Weighted average shares used in basic per share calculations	136,326							136,326
Weighted average shares used in diluted per share calculations	137,931							137,931

See accompanying notes.

Sabre Holdings Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

Six months ended June 30, 2005

(in thousands, except per share amounts)

		Lastminute.com plc
	Sabre Holdings Corporation Six Months Ended June 30, 2005	Nine months ended June 30, 2005	Deduct Three months ended December 31, 2004	Six months ended June 30, 2005(1)	UK to US GAAP Adjustments (Note 3)	Purchase Accounting and Conforming Adjustments (Note 3)	Pro Forma Combined
Revenues
Total revenues	$1,201,143	$670,983	$233,598	$437,385	$—	$(283,755)	$1,354,773

Operating expenses
Cost of revenues	703,759	494,902	165,629	329,273		(224,535)	808,497
Selling, general and administrative	328,263	237,516	80,105	157,411	4,207	(48,872)	441,009
Amortization of intangible assets	14,821	91,818	31,165	60,653	(37,752)	1,571	39,293
Total operating expenses	1,046,843	824,236	276,899	547,337	(33,545)	(271,836)	1,288,799
Operating income (loss)	154,300	(153,253)	(43,301)	(109,952)	33,545	(11,919)	65,974

Other income (expense)
Interest income (expense)	(5,533)	(852)	(5,635)	4,783	(127)	(15,967)	(16,844)
Gain on sale of investment	20,594	—	—	—	—	—	20,594
Loss on derivative instrument	(9,994)	—	—	—	—	—	(9,994)
Other - net	1,597	—	—	—	—	—	1,597
Total other income (expense)	6,664	(852)	(5,635)	4,783	(127)	(15,967)	(4,647)
Income before provision for income taxes	160,964	(154,105)	(48,936)	(105,169)	33,418	(27,886)	61,327
Provision for income taxes	59,396	581	(142)	723	—	(37,539)	22,580
Net earnings (loss)	$101,568	$(154,686)	$(48,794)	$(105,892)	$33,418	$9,653	$38,747

Earnings per common share (Note 4)
Basic	$0.78						$0.30
Diluted	$0.78						$0.30
Weighted average shares used in basic per share calculations	129,767						129,767
Weighted average shares used in diluted per share calculations	130,395						130,395

See accompanying notes.

Sabre Holdings Corporation

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

1.               GENERAL

The Company will account for the acquisition of lastminute.com plc as a purchase business combination and for US tax purposes will receive a step up in basis.  For foreign tax purposes the assets and liabilities of lastminute.com will be recorded at their historic basis.  The accompanying unaudited pro forma condensed combined financial statements reflect an aggregate purchase price of approximately $1.2 billion, consisting of cash paid to stockholders, cash paid to bondholders and transaction costs to date as follows (in thousands):

Cash paid to lastminute.com plc stockholders	$1,034,785
Cash paid to bond holders	138,067
Direct transaction costs and expenses	11,867
Employee stock options	17,579
$1,202,298

For purposes of the accompanying unaudited pro forma condensed combined balance sheet, the aggregate purchase price has been allocated to the net assets acquired on the basis of preliminary estimates of fair values, with the remainder recorded as goodwill.  The goodwill will be deductible for tax purposes and represents a value attributable to a leading position in the growing European on-line market place and greater global scale, which will allow us to offer to our supplier partners a greater geographical reach with a larger number of potential buyers.  These preliminary estimates of fair value were determined by the Company’s management and preliminary results from an independent valuation.  We continue to review the fair value of assets and liabilities acquired.  The final allocation of the purchase price will be based on a complete evaluation of the assets and liabilities of lastminute.com.  Accordingly, the information presented herein may differ materially from the final purchase price allocation.

The pro forma condensed combined financial statements have not been adjusted to reflect any cost savings or operating synergies that may be realized as a result of the merger.  However, with the acquisition, we began developing a plan to eliminate duplicate costs between our organizations.  We have not yet finalized this plan but we have included a preliminary estimate of the costs that will be incurred to implement this plan in the unaudited pro forma balance sheet as an adjustment to the purchase price allocation.  Until the plan is finalized and implemented in the coming months, the estimate will continue to fluctuate.

2.               UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying unaudited pro forma condensed combined balance sheet assumes the merger with lastminute.com plc was consummated on June 30, 2005 and reflects the following pro forma adjustments.

To record the differences between United Kingdom and United States Generally Accepted Accounting Principles, including (amounts shown in thousands):

a.               Restricted cash $41,603 – To separately present restricted cash for amounts on deposit.

b.              Investments in joint ventures $1,198 - To remove the amortization taken against the investments in joint ventures balance for a basis in excess of lastminute.com’s share of the investee’s underlying equity.

c.               Goodwill and intangible assets $271,996 including:

Goodwill and intangible assets $18,817 –  To adjust the fair value assigned to acquired assets and liabilities in recent purchase price allocations by lastminute.com, including the fair value assigned to acquired intangible assets.

Accumulated amortization goodwill $347,047 - To remove amortization accumulated since the adoption of Statement of Financial Accounting Standards No. 141.

Accumulated amortization intangible assets ($92,164) - To increase accumulated amortization of intangible assets due to the additional value added from acquisition valuations.

Impairment charge ($1,704) - To reduce goodwill, as a result of the 2005 goodwill impairment testing, for a charge related to the underperformance of Gemstone Travel Limited, a company that lastminute.com purchased in March 2004.

d.              Other Assets, net $1,626 – To reclassify the unamortized portion of bond issue costs.

e.               Other accrued liabilities $910 including:

Derivative contracts $1,216 - To reflect the fair value liability for derivative contracts.

Bond interest $280 - To adjust the interest method used on the bonds from nominal interest to effective interest method.

Stock option tax liability ($586) - To adjust the UK payroll tax liability related to stock options to recognize upon exercise date rather than date of grant.

f.                 Other liabilities ($1,092) - To adjust a restructuring provision for costs to exit a facility to be recognized only when we cease operations at the facility.

g.              Public and other notes payable $1,362 including:

Bond Issue Costs $1,626 - To reclassify the unamortized portion of bond issue costs to other assets.

Foreign currency translation on Bond ($264) – To record the foreign currency translation related to the Euro denominated bond.

h.              Retained Earnings (accumulated deficit) $266,485 – To record the net effect of the above entries on retained earnings.

i.                  Accumulated other comprehensive loss $7,155 – To record the translation of certain intangible assets, including goodwill, denominated in a foreign currency.

To record the acquisition of lastminute.com and certain other conforming adjustments including conforming the accounting policies of lastminute.com with our accounting policies, including (amounts shown in thousands, except weighted average lives):

a.                    To record the aggregate cost of the acquisition described in Note 1 above.

b.                   Goodwill and intangible assets, net $816,190 - To record acquired goodwill and intangible assets from this acquisition of $1,323,844 as detailed below less lastminute.com’s pre-existing goodwill and intangible assets of ($507,654) (as adjusted to US GAAP in item c above).

c.                    To allocate the purchase price to the assets and liabilities acquired as follows (in thousands):

Working capital	$(180,732	)(1)
Property and equipment	55,665
Investments in joint ventures and other assets, net	5,451	(2)
Goodwill and other acquired intangible assets	1,323,844
Noncurrent liabilities	(1,930)
	$1,202,298

(1)  Includes the working capital of lastminute.com as adjusted to US GAAP, additional current liabilities assumed in the purchase of $19,000 to accrue for restructuring costs related to the acquisition and conforming adjustments to reverse $17,044 of deferred direct incremental operating costs to conform to our policy of recognizing such costs as incurred.  This number excludes $5,875 of accrued transaction costs we incurred related to the acquisition and included in the total purchase price to be allocated.

(2)  Includes $1,626 of deferred debt issuance costs removed in the purchase accounting.

Other acquired intangible assets include:

Asset Category	Preliminary Valuation	Weighted Average Life

Trade names	$262,181	Indefinite Lived
Trade names	$45,518	14.2
Technology	$96,497	3.5
Customer and contractual relationships	$109,242	7
Covenants not to compete	$1,821	1

Total acquired intangible assets	$515,259

As previously stated, the preliminary purchase price allocation has been based upon the preliminary results of an independent valuation.  For purposes of the pro forma financial statements, it has been assumed that the historical net book value of property and equipment approximates the fair value as these assets are not material to the acquisition.

d.                   Other assets, net ($1,626) – To reverse the unamortized portion of the debt issuance costs related to the lastminute.com bonds.

e.                    Accrued liabilities $41,919 – Including:

Restructuring and direct transaction costs accrued - $24,875 – To record liabilities associated with restructuring costs and direct transaction costs we incurred for the acquisition.

Deferred costs $17,044 - To conform lastminute.com’s policy regarding the deferral of direct incremental operating costs until revenue is recognized to our policy of recognizing such costs as incurred.

f.                      Public and other notes payable $676,066 - To record borrowings under the Bridge Facility used to fund the transaction for $800,000 and remove the lastminute.com bonds for ($123,934).  The Bridge Facility matures on August 12, 2006 and bears interest that is variable, based on our discretion at either the London Interbank Offered Rate (“LIBOR”) plus a borrowing spread or the prime rate, and is sensitive to our credit rating.

g.                   To eliminate lastminute.com plc’s historical equity balances.

3.               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The historical year-to-date 2005 statements of lastminute.com include several one-time charges totaling $47 million which have a material effect on the results presented.  The charges are appropriate in the periods presented but are not anticipated to repeat in future periods, including costs incurred and expensed related to the acquisition, a material contingent liability in relation to a dispute with a vendor and other items.  The lastminute.com statements of operations are presented in US Dollars and have been converted using exchange rates corresponding to the periods ended December 31, 2004 and June 30, 2005.  Further, as part of this conversion the lastminute.com statements of operations have been reclassified from a U.K. GAAP format to a U.S. GAAP format, including the reclassification of the items that were treated as exceptional items under U.K. GAAP, to the appropriate revenue and expense items under U.S. GAAP.

The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if the acquisition was consummated on January 1, 2004 and reflect the following pro forma adjustments:

To record the differences between United Kingdom and United States Generally Accepted Accounting Principles, including (amounts shown in thousands):

a.          Selling, general and administrative ($3,384) in 2004 and $4,207 year-to-date 2005 including:

Stock options $1,275 in 2004 and ($140) year-to-date 2005 - To adjust the timing of UK payroll tax expense related to stock options to recognize upon exercise date rather than date of grant.

Restructuring costs ($4,244) in 2004 and $3,268 year-to-date 2005 - To adjust the timing of costs incurred to exit a facility to be recognized only when we cease to operate the facility.

Derivative contracts ($401) in 2004 and $1,424 year-to-date 2005 - To mark-to-market the fair value of foreign currency derivative contracts.

Foreign currency remeasurement of Bond ($14) in 2004 and ($345) year-to-date 2005–To record the foreign currency remeasurement related to the Euro denominated bond.

b.              Amortization ($88,393) in 2004 and ($37,752) year-to-date 2005 including:

Amortization of intangible assets $40,174 in 2004 and $21,331 year-to-date 2005 - To recognize additional amortization expense for intangible assets due to the additional value assigned to the intangible assets.

Amortization of goodwill ($128,567) in 2004 and ($60,787) year-to-date 2005 - To remove amortization expense recognized on goodwill.

Impairment charge $1,704 year-to-date 2005- To recognize an impairment charge from 2005 testing of goodwill due to the underperformance of Gemstone Travel Limited, a company that lastminute.com purchased in March 2004.

c.          Interest expense ($101) in 2004 and ($127) year-to-date 2005 - To adjust the interest method used on the bonds from nominal interest to effective interest method.

To record adjustments related to the acquisition of lastminute.com and other certain conforming items, including (amounts shown in thousands):

a.               Revenues ($607,773) in 2004 and ($283,755) year-to-date 2005 – To recognize revenues on a net basis as commission and facilitation fee income rather than on a gross basis for the total value of travel sold to a consumer, thereby conforming our policies on revenue recognition.

b.              Cost of revenues ($483,548) in 2004 and ($224,535) year-to-date 2005 including:

Revenue recognition ($607,773) in 2004 and ($283,755) year-to-date 2005 - To recognize revenues on a net basis as commission and facilitation fee income rather than on a gross basis for the total value of travel sold to a consumer, thereby conforming our policies on revenue recognition.

SG&A reclassification $117,529 in 2004 and $48,872 year-to-date 2005 – To reclassify certain costs classified by lastminute.com as selling, general and administrative costs to cost of revenues to conform to our presentation.

Cost deferral $6,696 in 2004 and $10,348 year-to-date 2005 – To conform lastminute.com’s policy regarding the deferral of direct incremental operating costs until revenue is recognized to our policy of recognizing such costs as incurred.

c.               SG&A reclassification ($117,529) in 2004 and ($48,872) year-to-date 2005 – To reclassify certain costs classified as selling, general and administrative costs to cost of revenues to conform to our presentation.

d.              Amortization $9,080 in 2004 and $1,571 year-to-date 2005 including:

Remove amortization ($39,960) in 2004 and ($22,901) year-to-date 2005 -  To reverse amortization of intangible assets recorded by lastminute.com.

Record amortization $49,040 in 2004 and $24,472 year-to-date 2005 - To record amortization of intangible assets resulting from the acquisition over lives ranging from 1 to 20 years.

e.               Interest income (expense) ($4,059) in 2004 and ($15,967) year-to-date 2005 including:

Remove interest income (expense) $14,436 in 2004 and ($1,923) year-to-date 2005 - To remove interest expense and foreign currency remeasurement related to lastminute.com bonds.

Record interest expense ($18,495) in 2004 and ($14,044) year-to-date 2005 - To record interest expense on the additional debt incurred by us to fund the acquisition.  The rate used to calculate interest expense was calculated based on the terms of the Bridge Facility and represents LIBOR plus a borrowing spread.  The effective rate equates to

2.31% for the year ended December 31, 2004 and 3.51% for the six months ended June 30, 2005.

f.                 Provision for income taxes ($30,441) in 2004 and ($37,539) year-to-date 2005 - To adjust the provision for income taxes to reflect the impact of the results of operations of the acquisition and related pro forma adjustments.  The lastminute.com earnings (losses) will generally be taxable (deductible) in our consolidated US tax return.

4.               PRO FORMA EARNINGS PER COMMON SHARE

Pro forma basic earnings per common share is calculated using the weighted average common shares outstanding during the periods.

The following table sets forth the computation of pro forma basic and diluted earnings per common share (in thousands, except per share amounts):

	Twelve months ended December 31, 2004	Six months ended June 30, 2005
Numerator:
Net earnings as reported	$190,419	$101,568
lastminute.com pro forma results, adjusted to US GAAP, and for purchase accounting and conforming adjustments	(53,019)	(62,821)

Pro forma net earnings	$137,400	$38,747
Denominator:
Basic earnings per common share – weighted-average shares	136,326	129,767
Dilutive effect of stock awards and options	1,605	628
Diluted earnings per common share – adjusted weighted-average shares	137,931	130,395
Net earnings per common share, as reported:
Basic	$1.40	$0.78
Diluted	$1.38	$0.78
Net earnings per commons share, pro forma:
Basic	$1.01	$0.30
Diluted	$1.00	$0.30